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                                                                  EXHIBIT (d)(3)

                               -- CONFIDENTIAL --

Kurt Salmon Associates Capital Advisors
1355 Peachtree Street, N.W.
Suite 900
Atlanta, GA 30309

404-253-0373 FAX


Gentlemen:

In connection with our consideration of a possible negotiated transaction with your client (the "Company"), which has been described as a manufacturer and marketer of Men's and Boys' apparel, we have been or will be furnished certain information concerning the business, financial condition, operations, assets and liabilities of the Company from officers, directors, employees, representatives, advisors and/or agents of the Company, including Kurt Salmon Associates Capital Advisors ("KSA CA" or the "Advisor") (collectively, and together with the Company, the "Disclosing Parties"). In consideration of furnishing us with such information to assist us in such regard, we hereby agree, for us and any controlled subsidiary or affiliate, to the following:

(1) Use of Evaluation Material. The Evaluation Material (as defined below) will be used solely for the purpose of evaluating a possible negotiated transaction between the Company and us and not in a manner detrimental to the Company. Unless and until we and the Company have completed such a transaction pursuant to a definitive acquisition agreement (the "Definitive Acquisition Agreement"), all the Evaluation Material will be kept confidential by us and our Representatives (as defined below) and will not be disclosed by us or any of our Representatives to any person; provided, however, that we may disclose the Evaluation
         Material or portions thereof to those of our directors, officers, employees, agents or advisors (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such information for the sole purpose of evaluating a possible negotiated transaction between the Company and us and who, prior to the receipt of Evaluation Material, agree to keep such information confidential and agree to be bound by the terms hereof to the same extent as if they were parties hereto. We agree to be responsible for compliance with this agreement by any of the Representatives, and we agree, at our sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain our Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

(2) Legally Required Disclosures. In the event that we or any of the Representatives are required in legal proceedings or similar process to disclose any of the Evaluation Material, we shall provide the Company with prompt prior written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms of this agreement. In the absence of a protective order or other remedy or the receipt of a waiver by the Company, we or our Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which our counsel advises us in writing is legally required to be disclosed; provided that we or our

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     Representatives have used reasonable efforts to obtain, to the extent possible, reliable assurances that confidential treatment will be accorded to such information.

(3) Definition of Evaluation Material. The term "Evaluation Material" as used in this agreement shall mean all information and documents concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of data or communication) which any Disclosing Party now or in the future furnishes or otherwise discloses to us or any of the Representatives, together with all notes, analyses, compilations, studies, interpretations or other documents, records or data, or any copies thereof, prepared by us or any of the Representatives which contain, reflect or are otherwise based upon, in whole or in part, such information and documents. The term "Evaluation Material" does not include any information which at the time of disclosure or thereafter is generally available to and known by the public (other than by reason of a breach of this agreement), was within our possession prior to its being furnished to us by or on behalf of the Company, or has been independently acquired or developed by us without violation of any obligation under this agreement and is not subject to any confidentiality obligation.

(4) Return or Destruction of Material. If we decide that we do not wish to proceed with a transaction with the Company, we will promptly inform the Company of that decision and deliver to the Company or destroy all Evaluation Material within ten (10) business days. Moreover, if at any time the Company advises us for any reason that it does not wish to continue discussions with respect to a proposed transaction between us and the Company, we will deliver to the Company or destroy, within ten (10) business days, all Evaluation Material. Within such ten (10) business day period, we will provide to the Company a certificate that we have satisfied our obligations under this paragraph (4).

(5) Nondisclosure of Possible Transaction. Without the prior written consent of the Company, we will not, and will direct and cause the Representatives not to, at any time disclose the fact that the Evaluation Material has been made available to us, that the Company or all or a major portion of its assets or business may be sold, that any investigations, discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions, status of discussions or other facts with respect to any such possible transaction. Without the prior written consent of the Company we will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions that might lead to such agreement, arrangement or understanding, with any person regarding a possible transaction involving the Company.

(6) Standstill Agreement. From and after the date of this letter and until the earlier of (i) the closing of the Definitive Acquisition Agreement; or
     (ii) one year after we return or destroy the Evaluation Material as provided in paragraph (4), we and our affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) will not (and we and they will not assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or as part of a group, without the Company's prior written consent:
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         (a)      acquire, directly or indirectly, beneficial ownership of any of the Company's outstanding securities, assets or business or enter unto any agreements, rights, options or warrants to acquire, directly or indirectly, beneficial ownership of any of the Company's outstanding securities, assets or business;

         (b) seek or propose to influence or control (including by proxy solicitation or otherwise) the management or policies of the Company or make any public announcement with respect to any of the foregoing;

         (c) initiate or maintain contact with any officer, director or employee of the Company or any customer, supplier or accountant of the Company regarding the Company's business, operation, prospects or finances; or

         (d) enter into any discussion, negotiation, arrangement or understanding with any third party with respect to the forgoing.

(7) Contacts With The Company and Personnel. It is understood that all (i) communications regarding this possible transaction, (ii) requests for additional information, and (iii) discussions or questions regarding procedures by us or any of our Representatives will be submitted or directed to the Advisor. We further agree that, for a period of one year from the date hereof, we and our affiliates will not solicit for employment or hire any of the officers, directors or key employees of the Company, its subsidiaries or its affiliates; provided that the foregoing provision will not prevent us or our affiliates from employing any such individual who contacts us or our affiliate on his or her own initiative without any direct or indirect solicitation by or encouragement from us or our affiliates (not including a general solicitation of employment not specifically directed to the employees of the Company).

(8) No Representation or Warranty. We understand and acknowledge that neither the Company nor any of its representatives or advisors has made or makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material We agree the neither the Company not its representatives or advisors shall have any liability to us or any of our representatives or advisors relating to or resulting from the use the Evaluation Material or any errors therein or omissions therefrom.

(9) Definitive Acquisition Agreement. We understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between us and the Company unless and until a Definitive Acquisition Agreement has been executed and delivered, and we hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any transaction involving the Company unless and until we and the Company have entered into a Definitive Acquisition Agreement. We further acknowledge and agree that the Company reserves the right, in its sole discretion and for any reason, to reject any and all proposals by us or any of our Representatives with regard to a transaction between the Company and us, and to terminate discussions and negotiations with us at any time.

(10) Remedies. We agree that the Company is relying upon our representations, warranties and covenants herein contained, which the Company considers to be the very essence hereof, and we acknowledge and agree that any breach of this agreement would cause irreparable harm to
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         the Company, that money damages alone would not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to (and we shall not oppose the granting to the Company of) equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement and we shall be liable and pay to the Company the reasonable legal fees and disbursements incurred by the Company in connection with such litigation, including any appeal therefrom. We further agree to waive any requirement for the security or posting of any bond in connection with such remacy. Equitable relief shall not be deemed to be the exclusive remedy for breach of this agreement, but shall be in addition to all other remedies available at law or in equity to the Company.

(11) No Waiver; Amendment. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This agreement may be modified or waived only by a separate writing signed by the Company (or the Advisor as agent for the Company) and us expressly to that effect.

(12) Person. The term "person" as used in this agreement will be interpreted broadly to include, without limitation, the media and any corporation, company, group, partnership or other entity or individual.

(13) Governing Law. This agreement is for the benefit of the Company and the Advisor and their respective directors, officers, stockholders, owners, affiliates and agents, and will be governed by and construed in accordance with the laws of the state of Georgia. We agree that any suit brought under or in connection with this agreement shall be brought in the courts of the state of Georgia or the United States District Courts located in the City of Atlanta. We waive any objection to the laying of venue of any proceeding arising out of or relating to this agreement in the courts of the State of Georgia or the United States District Courts located in the City of Atlanta.

                                  Very truly yours,



                                  By: /s/ Gregory L. Williams
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                                  Name: Gregory L. Williams
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                                  Title: Executive Vice President
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                                  Company: Tropical Sportswear Int'l Corporation
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                                         Date: 3/16/01
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